Exhibit 99.(a)(1)(N)

Discounted Option Amendment Program July 18-19, 2007

Meeting Objectives Explain the tax law affecting certain stock options Explain your choices & participation requirements to help avoid adverse tax consequences: Voluntary Tax Disclosure and Settlement Procedure Tender Offer Answer general questions about the presentation

Introductions Synopsys has invited Ogilvy Renault LLP to provide general and tax information related to the Tender Offer and Voluntary Tax Disclosure and Settlement to help you through the process. Synopsys cannot provide this information itself: Violation of company policy regarding provision of tax advice Violation of Tender Offer rules

THE ISSUE: DISCOUNTED OPTIONS

How Stock Options are taxed Employees not taxed when Options granted or when they vest Employees taxed when they exercise Options Taxable Benefit = Fair market value of shares on date of exercise, minus Exercise Price

Favorable Tax Treatment Deduction of 50% of Taxable Benefit in computing federal and provincial (except Quebec) taxable income available in certain circumstances Deduction for Quebec income tax purposes is 25% not 50% 50% federal and 25% Quebec deduction ** are not available for Options issued at a Discounted Exercise Price ** For simplicity, the rest of this presentation will refer to the “50% deduction”

Option taxation - example Income tax at exercise Assume option grant price $20 Employee exercises when stock price $25 Income tax at exercise on the spread ($25 - $20) = $5 200 options exercised If eligible, taxable income = Taxable benefit at exercise $5 x 200 = $1,000 Deduction of 50% of $1,000 (500) Net taxable income $ 500 Reported on Form T4 Spread at exercise - $1,000 Amount eligible for 50% deduction - $1,000

Which options are affected? Options granted at a discount (dates shown on the next slide) Which have not been exercised as of July 11, 2007

Affected Grants 1999 - 2001 2002 - 2003 2004 2005 July 13, 1999 February 21, 2002 July 16, 2004 January 13, 2005 February 12, 2001 June 11, 2002 August 19, 2004 March 11, 2005 March 28, 2001 September 19, 2002 October 15, 2004 May 16, 2005 July 11, 2001 February 18, 2003 December 10, 2004 July 11, 2005 August 23, 2001 March 11, 2003 August 17, 2005 April 15, 2003 September 15, 2003 GRANT DATES OF DISCOUNTED OPTIONS (Canadian Employees)

How did I get discounted options? Old option grant process used through end of 2005 Company granted options monthly during a “grant week” Exercise price used was lowest closing price during the grant week Old process created discount of the difference between SNPS fair market value on the accounting measurement date (generally Friday, when the lowest price of the grant week was known), and the lowest closing price of the grant week Old process was NOT used for executive officers

Tax consequences of discounted options – Example Assume an option for 500 shares granted on December 13, 2001 vesting (100 shares per year) Exercise price = $19, but fair market value on appropriate accounting measurement date (Friday, Dec 14, 2001) = $20 Exercises: 300 shares previously exercised 200 shares remaining 300 shares exercised: Were granted at less than fair market value on the date of grant, Taxable benefit on exercise should not have been eligible for the 50% deduction 200 shares remaining: Were granted at less than fair market value on the date of grant, Taxable benefit on exercise will not be eligible for the 50% deduction

SNPS Solutions Voluntary Tax Disclosure and Settlement To settle past due tax liabilities for 2006 and prior years where a 50% deduction was claimed on discounted options To compensate employees for additional tax due in 2007 as a result of exercises of discounted options being ineligible for the 50% deduction Tender Offer To remedy unexercised options so that they will be eligible for the 50% deduction

VOLUNTARY TAX DISCLOSURE AND SETTLEMENT PROCEDURE

Discounted Options Already Exercised Synopsys reported the taxable benefit from exercises of discounted options as eligible for the 50% deduction on Form T4 Therefore employees would have claimed the 50% deduction on their personal income tax returns, and underpaid their tax in the years of exercise. Synopsys is obligated to correct the Forms T4. Synopsys has decided to pay the additional tax (and any penalties and interest) on behalf of the employees, provided employee consents.

SNPS Solution: Voluntary Tax Settlement Procedure Synopsys will submit information to CRA with the amount of the income erroneously reported in Box 39 of the Form T4. CRA will compute the additional tax owed by each employee for each year. CRA will inform Synopsys of the amount of tax and interest owed. Synopsys will make a payment directly to CRA for each employee’s tax and interest. CRA will credit the tax and interest paid by Synopsys to each employee’s account. CRA will issue to each employee a notice of reassessment for the relevant taxation year(s), which should show a zero balance due. You will not need to file amended returns for prior years if you participate in the Voluntary Tax Settlement.

SNPS Solution: Voluntary Tax Settlement Procedure, continued Synopsys’ payment of each employee’s tax will be treated as additional taxable income to the employee, which must be reported on the employee’s Form T4 for the year in which the payment is made. Synopsys will pay any additional income taxes the employee owes for the year of payment as a result of the settlement payment. Synopsys will pay additional income tax withholding, computed at the highest federal and provincial income tax rate, in order to cover the additional taxes resulting from the settlement payment.

How do I participate? The announcement of the Voluntary Disclosure and Settlement has been distributed to all employees who exercised options in the years 2004 through 2006. You need to sign two forms: Consent Form – authorizing Synopsys to settle this tax on your behalf Authorization and Consent Form – authorizing Ogilvy Renault LLP to act as your tax agent solely for purposes of this settlement Fax to Shareholder Services at 650-584-4484 by August 1st deadline Participation is voluntary, but if you do not consent, Synopsys is still obligated to file amended Forms T-4 with the CRA. For exercises of discounted options from January 1 through July 11, 2007, we will automatically compute a tax reimbursement and “gross up” and pay additional tax withholding on your behalf.

Summary of Voluntary Disclosure and Settlement None Synopsys is not liable for additional employee taxes. Discounted options exercised after July 11, 2007 Payment is treated as additional remuneration on Form T4 in 2007. Synopsys will pay additional taxes on this amount with additional tax withholding. Synopsys will pay additional employee taxes due to ineligibility for 50% deduction with additional tax withholding in 2007. Discounted options exercised from January 1 through July 11, 2007 Payment is treated as additional remuneration on Form T4 in the year settlement payment is made. Synopsys will pay additional taxes on this amount with additional tax withholding. Synopsys will pay employee taxes when assessed by CRA. Synopsys will enter into Voluntary Tax Disclosure and Settlement Procedure. Discounted options exercised in 2004, 2005 or 2006 None None. Statute of limitations has expired. Discounted options exercised prior to 2004 INCOME TAXES RESULTING FROM PAYMENT BY SYNOPSYS EMPLOYEE TAX LIABILITY TO BE PAID BY SYNOPSYS PERIOD OPTIONS EXERCISED

TENDER OFFER

SNPS Solution: Tender Offer Amend unexercised option to increase option exercise price to remove the discount New option price will equal the fair market value on the appropriate accounting measurement date (generally the Friday of the grant week) All other terms will remain the same (including the number of shares, vesting schedule and expiration date).

Hypothetical Example (amended option) Unexercised option for 500 shares granted on December 13, 2001 vesting over five years Option price = $19, but fair market value on appropriate accounting measurement date (Friday, December 14, 2001) = $20 Exercised: 300 shares already exercised prior to Tender Offer – no change in exercise price Option Amendment 200 options unexercised will have an exercise price of $20

Example (amended option) Assume that SNPS stock price on exercise is $25 Taxable benefit = $1,000 (200 shares x $5 ($25 FMV - $20 exercise price)) Taxable benefit $ 1,000 Tax calculation Taxable benefit $ 1,000 Less: 50% deduction $ (500) Taxable income $ 500 Estimated federal and provincial income tax (40% combined rate) 40% $ 200 After tax gain if shares sold at $25.00 $ 800

Example (if option not amended) Assume that SNPS stock price on exercise is $25 Taxable benefit = $1,200 (200 shares x $6 ($25 FMV - $19 exercise price)) Taxable benefit $ 1,200 Tax calculation Taxable benefit $ 1,200 Less: 50% deduction $ - Taxable income $ 1,200 Estimated federal and provincial income tax (40% combined rate) 40% $ 480 After tax gain if shares sold at $25.00 $ 720

Requirements for Participation Must be an employee as of close of tender offer The entire Eligible Portion of all Eligible Options must be tendered for amendment Eligible Portions of Eligible Options exercised before the end of the tender offer (August 10) are NOT eligible for amendment

What if I do nothing? SNPS will report option exercises to taxing authorities as being not eligible for the 50% deduction SNPS will make required withholdings as options are exercised based on the full amount of the gain This solution is a one-time offer to help avoid adverse tax consequences.

How do I participate? Tender Offer Began: July 11, 2007 Tender Offer Expected to Expire: August 10, 2007 All elections MUST be received by 11:59 PM (Eastern Time) on August 10, 2007 Late submissions will not be accepted Only way to “tender” and accept the offer: Make your election by faxing the election form to Shareholder Services at 650-584-4484 Participation is voluntary, but if you fail to make an election, you are treated as having rejected the tender offer

Tender Offer Documents & Personalized Election Form Synopsys Canada H.R. website contains links to Announcement and SEC filing http://wwwin.synopsys.com/orgdirs/hr/canada SEC filing contains important information that you should review

What if I still have questions? Questions on this presentation, the tender offer materials or your personalized Election Form should be directed to: Erika Varga McEnroe 650-584-4241 Monday through Friday During the hours of 9:00 a.m. to 6:00 p.m., Pacific Time.

Tax Advice Taxation of stock option transactions can be very complicated. Synopsys policy prohibits any employees, or outside advisors like Ogilvy Renault LLP, from providing personal income tax advice to any  employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.